Exhibit (h)(13)

SCHEDULE A

TO ACCESS ONE TRUST AMENDED EXPENSE LIMITATION AGREEMENT

PUBLIC FUNDS

Effective February 28, 2017 – February 28, 2018

	Expense Limit
Fund Name	Investor Class	Service Class
Access Flex High Yield Fund	1.95%	2.95%
Access Flex Bear High Yield Fund	1.78%	2.78%

PROFUND ADVISORS LLC,		ACCESS ONE TRUST,
a Maryland limited liability company		a Delaware statutory trust

By:	/s/ Michael L. Sapir	By:	/s/ Todd B. Johnson
Michael L. Sapir		Todd B. Johnson
Chief Executive Officer		President